Exhibit 23.3

NORWEST
CORPORATION

March 31, 2008

File #: 07-2880

Golden Queen Mining Company Ltd.
6411 Imperial Avenue
Vancouver, British Columbia
V7W 2J5

Attn: H. Lutz Klingmann
President

Dear Lutz,

Re: Golden Queen Mining Company Ltd. (the "Company")

We hereby consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-102112) of Golden Queen Mining Co. Ltd., of the technical report titled "Technical Report – Soledad Mountain Project", dated January 23, 2008 prepared by Norwest Corporation of Vancouver, British Columbia.

Yours sincerely,

NORWEST CORPORATION

Sean Ennis
Manager, Mining

Enclosures/Attachments

830, 1066 W Hastings Street • Vancouver, BC CANADA V6E 3X2 • Telephone (604) 602-8992 • Fax (604) 602-8951 • www.norwestcorp.com
VANCOUVER / CALGARY / SALT LAKE CITY / DENVER / GOLDEN / HOUSTON / CHARLESTON / NEWCASTLE NSW / BEIJING